UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2013

CDEX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49845	52-2336836
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4555 South Palo Verde, Suite 123 Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 745-5172
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2013, the Board of Directors of CDEX Inc. (the “Company”) appointed Norm Dawson to serve as a member of the Board of Directors.

From 1999 to 2010, Mr. Dawson was Vice President and General Manager of the Local Area Network and Test & Meter division of Acterna Corporation, a privately held company. Mr. Dawson retired in 2010. From 1998 to 1999, Mr. Dawson was President and COO of Land 5 Corporation, a venture funded start up. From 1990 to 1998, Mr. Dawson was Vice President of Sales of Metacomp, a privately funded company.   Metacomp went through a Chapter 11 bankruptcy.  Mr. Dawson was appointed by the Board to be Metacomp’s President and CEO.  Mr. Dawson managed the company through Chapter 11 bankruptcy which then merged with a publicly traded company (Patriot Scientific) adding value to all the shareholders. Mr. Dawson has over 48 years in executive management and sales and marketing. Mr. Dawson received a BSEE from the University of Quebec in Montreal.

At a meeting of the Company’s Board of Directors on January 17, 2013, for his leadership in getting the Company through its bankruptcy proceedings, the Board approved the issuance of options to Mr. Jeffrey K. Brumfield, the Company’s CEO, for 8,000,000 shares with an exercise price of $0.05 a share exercisable for five years from the date of issuance with the understanding that Mr. Brumfield at the same time of this issuance will forfeit the existing options granted under his employment agreement.

At a meeting of the Company’s Board of Directors on January 17, 2013, the Board approved the issuance of options to Dr. James G. Stevenson, a member of the Board, for 150,000 shares with an exercise price of $0.05 a share exercisable for five years from the date of issuance and options to Mr. Stephen A, McCommon, the Company’s CFO, for 200,000 shares with an exercise price of $0.05 a share exercisable for five years from the date of issuance.

At a meeting of the Company’s Board of Directors on January 17, 2013, the Board directed the Company to pay one-time payments to Mr. Brumfield for $19,500.00 and to Mr. McCommon for $6,000.00 as bonus compensation.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDEX INC.

Date: January 21, 2013	By:	/s/ Stephen McCommon
Stephen McCommon, CFO